UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 19, 2007
PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-01687	25-0730780

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 434-3131
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 19, 2007, PPG Industries, Inc. (“PPG”) announced an offer to purchase SigmaKalon Group, a worldwide coatings producer based in Uithoorn, The Netherlands, from global private investment firm, Bain Capital. The total transaction value, including assumed debt, is €2.2 billion. Bain Capital has granted a period of exclusivity to PPG and intends to respond to the offer after discussions with appropriate employee representative bodies. Should Bain Capital accept the offer, the acquisition would be subject to customary conditions, including receipt of regulatory approval.
     On July 17, 2007, PPG entered into a commitment letter with Credit Suisse and Credit Suisse Securities (USA) LLC (together, “Credit Suisse”), under which Credit Suisse agreed to provide a proposed €2.2 billion senior unsecured 364-day loan facility (the “Facility”) to fund the proposed acquisition of SigmaKalon Group, subject to customary terms and conditions set forth in the commitment letter. PPG will enter into the proposed Facility with Credit Suisse and such other lenders on customary terms and conditions to be agreed by the parties thereto. PPG intends to repay borrowings under the Facility from the possible issuance of debt and/or other securities. The foregoing description of the Facility is qualified in its entirety by reference to the complete terms and conditions of the Facility, when fully executed by the parties thereto.
     On July 19, 2007, PPG issued the press release describing the offer, which press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety into this Item 1.01.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     Exhibit 99.1 Press release of PPG Industries, Inc. dated July 19, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2007	PPG INDUSTRIES, INC. (Registrant)

	By:	/s/ James C. Diggs

James C. Diggs Senior Vice President, General Counsel and Secretary